UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 9, 2010

IRONWOOD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34620	04-3404176
(State of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

320 Bent Street Cambridge, Massachusetts	02141
(Address of principal executive offices)	(Zip code)

(617) 621-7722

Registrant’s telephone number,

including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 9, 2010, Ironwood Pharmaceuticals, Inc. (“Ironwood”) and BMR-Rogers Street LLC (the “Landlord”) entered into a Second Amendment to Lease (the “Amendment”).  Ironwood and the Landlord are parties to a Lease dated as of January 12, 2007, as previously amended on April 9, 2009 (the “Lease”), under which Ironwood leases office and laboratory space at 301 Binney Street, Cambridge, Massachusetts (the “Facility”) from the Landlord.

The Amendment provides that, among other things, as of February 9, 2010, Ironwood leases from the Landlord an additional 50,000-60,000 square feet of the Facility, comprised of (a) an initial phase of at least 30,000 square feet (the “Initial Phase”), with rent for such space in the Initial Phase commencing no later than July 1, 2010, and (b) a second phase of up to an additional 30,000 square feet (for total additional space of no less than 50,000 square feet and no more than 60,000 square feet) (the “Second Phase”), with rent for such space in the Second Phase commencing no later than July 1, 2011.  The rent for the space in the Initial Phase will be $42.00 per rentable square foot per year, and the rent for the space in the Second Phase will be $42.50 per rentable square foot per year.  The base rent for the additional space in each of the Initial Phase and the Second Phase will increase annually by $0.50 per rentable square foot.  Under the terms of the Amendment, the Landlord will provide Ironwood with a finish work allowance of $55.00 per rentable square foot of additional space rented in the Initial Phase and the Second Phase.

The Amendment does not change the January 31, 2016 expiration date of the Lease.  Ironwood will continue to pay for its utility services in the Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ironwood Pharmaceuticals, Inc.

Dated: February 12, 2010	By:	/s/ Michael J. Higgins
		Name:	Michael J. Higgins
		Title:	Chief Operating Officer and Chief Financial Officer